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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                   WGNB CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $1.25 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92923K106
                    -------------------------------------------
                                 (CUSIP Number)


                                FEBRUARY 20, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                                                                                  PAGE 2 OF 4 PAGES


CUSIP No.          92923K106
          ---------------------------

------------------------------------------------------------------------------------------------------------------------------------
     1.        Names of Reporting Persons
               I.R.S. Identification Nos. of above persons (entities only).
               J. THOMAS VANCE, INDIVIDUALLY AND AS EXECUTOR OF THE ESTATE OF H. W. RICHARDS

------------------------------------------------------------------------------------------------------------------------------------
     2.        Check the Appropriate Box if a Member of a Group (See Instructions)
               (a)                                                                                                         [ ]
               (b)                                                                                                         [ ]

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     3.        SEC Use Only

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     4.        Citizenship or Place of Organization                                United States citizen

------------------------------------------------------------------------------------------------------------------------------------
   Number of Shares      5.   Sole Voting Power                                        14,777*
 Beneficially Owned by
 Each Reporting Person
         With

                         -----------------------------------------------------------------------------------------------------------
                         6.   Shared Voting Power                                        0


                         -----------------------------------------------------------------------------------------------------------
                         7.   Sole Dispositive Power                                   14,777*


                         -----------------------------------------------------------------------------------------------------------
                         8.   Shared Dispositive Power                                   0


------------------------------------------------------------------------------------------------------------------------------------
     9.        Aggregate Amount Beneficially Owned by Each Reporting Person   14,777*

------------------------------------------------------------------------------------------------------------------------------------
     10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

------------------------------------------------------------------------------------------------------------------------------------
     11.       Percent of Class Represented by Amount in Row (9)  0.4%*

------------------------------------------------------------------------------------------------------------------------------------
     12.       Type of Reporting Person (See Instructions)   IN

------------------------------------------------------------------------------------------------------------------------------------
*The reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of WGNB Corp. See Item 5 of the Schedule 13G.

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------------------------------------------------------------------------------------------------------------------------------------
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------------------------------------------------------------------------------------------------------------------------------------
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                                                                                                                  PAGE 3 OF 4 PAGES
ITEM 1.

               (a)   Name of Issuer:   WGNB CORP.
               (b)   Address of Issuer's Principal Executive Offices:     201 Maple Street
                                                                          Post Office Box 280
                                                                          Carrollton, GA  30117

ITEM 2.

               (a)   Name of Person Filing:  J. THOMAS VANCE, INDIVIDUALLY AND AS EXECUTOR OF THE ESTATE OF
                     H.W. ROBERTS

               (b)   Address of Principal Business Office or, if none, Residence:  100 Wagon Yard Plaza
                                                                                   Carrollton, GA  30117

               (c)   Citizenship:  United States

               (d)   Title of Class of Securities:  Common Stock, $1.25 par value

               (e)   CUSIP Number: 92923K106


ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE
               PERSON FILING IS A:

                            N/A


ITEM 4.        OWNERSHIP.


               (a)   Amount beneficially owned:  14,777
                                                ----------------

               (b)   Percent of class:  0.4%
                                       -------------------------

               (c)   Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote  14,777
                                                                    -----------

                     (ii)  Shared power to vote or to direct the vote:  0
                                                                       --------

                     (iii) Sole power to dispose or to direct the disposition of  14,777
                                                                                 -------------

                     (iv)  Shared power to dispose or to direct the disposition of   0
                                                                                   -----------



ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of  the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].


                                                               PAGE 4 OF 4 PAGES



ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  N/A


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                  N/A


ITEM 10.       CERTIFICATION.

                  N/A





                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         March 13, 2001
                                        ---------------------------------------
                                                       Date


                                        /s/ J. Thomas Vance
                                        ---------------------------------------
                                                      Signature

                                        J. THOMAS VANCE, INDIVIDUALLY AND AS
                                              EXECUTOR OF THE ESTATE OF
                                                   H. W. RICHARDS
                                        ---------------------------------------
                                                     Name/Title